Exhibit 4.3

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (the “Agreement”) is made as of the __ day of October, 2011 by and between Stratex Oil & Gas, Inc., a Delaware corporation (the “Company”), and each investor identified on the signature pages hereto (each, including its successors and assigns, an “Investor” and, collectively, the “Investors” and, with respect to a particular Investor, the Investors other than such Investor, the “Other Investors”).

WHEREAS, each Investor is willing to lend the Company the amount set forth on such Investor’s signature page attached hereto, which loan is evidenced by a promissory note, in substantially the form attached hereto as Exhibit A (each a “Note” and, collectively, the “Notes”), which is convertible into shares of the Company’s common stock, $0.001 par value (the “Common Stock”), in accordance with the terms of this Agreement and such Note;

WHEREAS, upon the terms and condition stated in the Agreement and pursuant to Regulation S of the 1933 Act (as defined below), each Investor wishes to purchase, and the Company wishes to sell, (i) a Note with a principal amount equal to the Principal Amount set forth on such Investor’s signature page attached hereto (the shares of Common Stock issuable upon conversion of the Notes, collectively, the “Conversion Shares”) and (ii) a warrant, in substantially the form attached hereto as Exhibit B (collectively, the “Warrants”), to acquire up to such number of shares of Common Stock equal to 100% of such number of Conversion Shares issuable upon exercise of the Note issued to such Investor as of the Closing Date (as defined below) with an exercise price of $0.35 (the shares of Common Stock issuable upon exercise of the Warrants, collectively, the “Warrant Shares” and, collectively with the Conversion Shares, the “Underlying Securities”), subject to adjustment thereunder.  The Notes and Warrants, together with the Underlying Securities, are referred to herein as the “Securities” and the offering contemplated hereby is referred to herein as the “Offering”;

WHEREAS, the parties have agreed that the obligation to repay the Notes shall be a secured obligation of the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the premises and the mutual agreements, representations and warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           Purchase and Sale of Notes and Warrants.  On the Closing Date (as hereinafter defined), subject to the terms and conditions of this Agreement, the Investors, severally and not jointly, hereby agree to purchase and the Company hereby agrees to sell and issue, up to an aggregate of $_______ million in Principal Amount of Notes, with each Investor purchasing (i) a Note in the principal amount set forth on such Investor’s signature page attached hereto and (ii) a Warrant to acquire that number of Warrant Shares as is set forth on such Investor’s signature page attached hereto.

2.           Purchase Price. The purchase price for each Investor of the Note and the Warrants to be purchased by such Investor at the Closing shall be the amount set forth on such Investor’s signature page attached hereto (the “Purchase Price”).  Each Note will be issued with an original issue discount of Sixteen and Sixty Seven Hundreds of a percent (16.67%).  Each Investor shall pay $0.8333 for each $1.00 of principal amount of each Note and related Warrants to be purchased at the Closing.  Each Investor and the Company agree that the Notes and the Warrants constitute an “investment unit” for purposes of Section 1273(c) (2) of the Internal Revenue Code of 1986, as amended (the “Code”).  At the Closing, each Investor shall fund its Purchase Price by wire transfer of immediately available funds to an account specified by the Company.

3.           The Closing.  Subject to the conditions set forth below, the purchase and sale of the Notes and the Warrants shall take place at the offices of ___________________, on the date hereof or at such other time and place as the Company and the Required Investors (as defined below) mutually agree (the “Closing” and the “Closing Date”).  At the Closing, the Company shall deliver to each Investor:  (i) this Agreement duly executed by the Company; (ii) such Investor’s original Note in the principal amount set forth on such Investor’s signature page attached hereto and registered in the name of such Investor; and (iii) a warrant certificate representing the Warrants issuable to such Investor in the amount set forth on such Investor’s signature page attached hereto and registered in the name of such Investor.  At the Closing, each Investor shall deliver to the Company (i) this Agreement duly executed by such Investor; and (ii) evidence, reasonably satisfactory to the Company, that the Purchase Price has been delivered to the Company in accordance with this Agreement.

4.           Closing Conditions; Certain Covenants.

4.1           Conditions to each Investor’s Obligations.  The obligation of each Investor to purchase the Notes and Warrants to be issued to such Investor at the Closing is subject to the fulfillment, to such Investor’s reasonable satisfaction, prior to or at the Closing, of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as if made on and as of such date.

(b)           Notes, Warrant Certificates.  At the Closing, the Company shall have tendered to such Investor the appropriate Note and Warrant.

(c)           No Actions.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or authority or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement.

(d)           Proceedings and Documents.  All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to such Investor, and such Investor shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

4.2           Conditions to the Company’s Obligations.  The obligation of the Company to sell and issue the Notes and Warrants to the Investors at the Closing is subject to the fulfillment, to the Company’s reasonable satisfaction, prior to or at the Closing in question, of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of each Investor contained in this Agreement shall be true and correct in all on the date hereof and on and as of the Closing Date as if made on and as of such date.

(b)           Purchase Price.  At the Closing, each Investor shall have tendered the Purchase Price of such Investor to the Company.

(c)           Deliverables.  At the Closing, each Investor shall have tendered to the Company the appropriate deliverables set forth herein.

(d)           No Actions.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or authority or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement.

(e)           Proceedings and Documents.  All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Company and the Company shall have received all such counterpart originals or certified or other copies of such documents as the Company may reasonably request.

4.3           Legends.  The Securities may only be disposed of in compliance with state and federal securities laws.  Each Investor understands that the certificates or other instruments representing the Notes and the Warrants and, the stock certificates representing the Underlying Securities, except as set forth below, shall bear any legends as required by applicable federal and/or state securities or “blue sky” laws in addition to a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THESE SECURITIES WERE ISSUED IN AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT U.S. PERSONS (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).  ACCORDINGLY, NONE OF THE SECURITIES TO WHICH THIS CERTIFICATE RELATES HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD IN THE UNITED STATES OR, DIRECTLY OR INDIRECTLY, TO U.S. PERSONS (AS DEFINED HEREIN) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

5.           Representations and Warranties of the Company.  Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby makes the following representations and warranties to the Investors:

5.1           Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2           Capitalization and Voting Rights.  The authorized capital of the Company as of the date hereof consists of (i) ______ shares of Common Stock, par value $0.001 per share, of which ________ shares of Common Stock were issued and outstanding as of October __, 2011.  Except as a result of the purchase and sale of the Securities, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. The issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Investors) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities.

5.3           Authorization; Enforcement.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Warrants, the Notes and the performance of all obligations of the Company hereunder and thereunder, and the authorization (or reservation for issuance), sale and issuance of the Notes and the Warrants, and the Common Stock into which the Notes and Warrants are convertible or exercisable, have been taken on or prior to the date hereof.  This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

5.4           Valid Issuance of the Underlying Securities; Reservation of Shares.  The Warrants and the Notes are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, and free and clear of all Liens imposed by the Company other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.  Underlying Securities when issued and delivered in accordance with the terms of this Agreement, the Notes and the Warrants, as applicable, for the consideration expressed herein and therein, will be duly and validly issued, fully paid and non-assessable and free and clear of all Liens imposed by the Company other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.  The Company has reserved from its duly authorized capital stock a sufficient number of shares of Common Stock for issuance of the Underlying Securities.

5.5           Offering.  Subject to the truth and accuracy of the Investors’ representations set forth in Section 6 of this Agreement, the offer and issuance of the Notes and Warrants, together with the Underlying Securities, as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”) and the qualification or registration requirements of state securities laws or other applicable blue sky laws.  Neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

5.6           Compliance With Laws.  The Company has not violated any law or any governmental regulation or requirement which violation has had or would reasonably be expected to have a Material Adverse Effect on its business and the Company has not received written notice of any such violation.

5.7           Violations.  The consummation of the transactions contemplated by this Agreement and all other documents and instruments required to be delivered in connection herewith and therewith, including without limitation, the Notes and Warrants, will not result in or constitute any of the following:  (a) a violation of any provision of the certificate of incorporation, bylaws or other governing documents of the Company; (b) a violation of any provisions of any applicable law or of any writ or decree of any court or governmental instrumentality; (c) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of a lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which the Company is a party or by which the Company or its property is bound; (d) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of the Company; or (e) the creation or imposition of any lien, pledge, option, security agreement, equity, claim, charge, encumbrance or other restriction or limitation on the capital stock or on any of the properties or assets of the Company.

5.8           Consents; Waivers.  No consent, waiver, approval or authority of any nature, or other formal action, by any person, firm or corporation, or any agency, bureau or department of any government or any subdivision thereof, not already obtained, is required in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions provided for herein and therein.

5.9           Acknowledgment Regarding Investor’s Purchase of Securities.  The Company acknowledges and agrees that each Investor is acting solely in the capacity of arm’s length purchaser with respect to this Agreement, the Notes, the Warrants and any other documents entered into in connection herewith (collectively, the “Transaction Documents”) and the transactions contemplated hereby and thereby.

5.10           Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, the Common Stock or any of the Company’s officers or directors in their capacities as such.

5.11           Seniority.  As of the Closing Date, no Indebtedness or other claim against the Company is senior to the Notes in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise, other than indebtedness secured by purchase money security interests (which is senior only as to underlying assets covered thereby) and capital lease obligations (which is senior only as to the property covered thereby).

5.12           Bankruptcy Status.  The Company has no current intention or expectation to file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date.

6.           Representations and Warranties of each Investor.  Each Investor hereby represents, warrants and covenants, severally and not jointly, that:

6.1           Authorization.  Such Investor has full power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

6.2           No Public Sale or Distribution. Such Investor (i) is acquiring the Notes and the Warrants for its own account and not for the account of any other person, including a U.S. Person (as defined in Regulation S under the Act); (ii) upon conversion of the Notes and exercise of the Warrants, will acquire the Underlying Securities for its own account and not for the account of any other person, including a U.S. Person; and (iii) is not acquiring the Notes and/or the Warrants as a nominee or agent, and not with a view towards, or for resale in connection with, the public sale or distribution of any part thereof.  Such Investor is acquiring the Securities hereunder in the ordinary course of its business.  Such Investor does not presently have any contract, agreement, undertaking, arrangement or understanding, directly or indirectly, with any individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof (a “Person”) to sell, transfer, pledge, assign or otherwise distribute any of the Securities.

6.3           Accredited Investor Status; Investment Experience. Such Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D. Such Investor can bear the economic risk of its investment in the Securities, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Securities.

6.4           Reliance on Exemptions.  Such Investor understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the availability of such exemptions and the eligibility of such Investor to acquire the Securities.

6.5           Information. Such Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Investor. Such Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Such Investor understands that its investment in the Securities involves a high degree of risk. Such Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities. Such Investor is relying solely on its own accounting, legal and tax advisors, and not on any statements of the Company or any of its agents or representatives, for such accounting, legal and tax advice with respect to its acquisition of the Securities and the transactions contemplated by this Agreement.

6.6           No Governmental Review. Such Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

6.7           Validity; Enforcement; No Conflicts. This Agreement and each Transaction Document to which such Investor is a party have been duly and validly authorized, executed and delivered on behalf of such Investor and shall constitute the legal, valid and binding obligations of such Investor enforceable against such Investor in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies. The execution, delivery and performance by such Investor of this Agreement and each Transaction Document to which such Investor is a party and the consummation by such Investor of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities or “blue sky” laws or laws of the Investor’s country of residence).

6.8           Residency. Such Investor is (i) not a “U.S. Person” as defined in Rule 902 of Regulation S under the Act; and (ii) is a resident of that jurisdiction specified on such Investor’s signature page hereto. Investor is in full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of the Transaction Documents, including: (a) the legal requirements within its jurisdiction for the purchase of the Securities; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that may need to be obtained; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Securities. Subscription and payment for, and continued beneficial ownership of the Securities, will not violate any applicable securities or other laws of Investor’s jurisdiction.

(a)           Patriot Act Compliance. Investor has complied with applicable anti-terrorism/anti-money laundering measures, and Investor is not in violation of the Executive Order 13224 (the “Order”) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act or other anti-terrorist/anti-money laundering measures. Neither Investor nor any of its equity owners is a Specially Designated National as defined in the Order.

(b)           OFAC.  Investor represents that the amounts invested by it in the Company in the Offering were not and are not directly or indirectly derived from activities that contravene federal, state or international laws and regulations, including anti-money laundering laws and regulations. Federal regulations and Executive Orders administered by Office of Foreign Assets Control (“OFAC”). OFAC prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals.  To the best of Investor’s knowledge, none of: (1) Investor; (2) any person controlling or controlled by Investor; (3) if Investor is a privately-held entity, any person having a beneficial interest in Investor; or (4) any person for whom Investor is acting as agent or nominee in connection with this investment is a country, territory, individual or entity named on an OFAC list, or a person or entity prohibited under the OFAC Programs.

(c)           No Senior Foreign Political Figure. None of: (1) Investor; (2) any person controlling or controlled by Investor; (3) if Investor is a privately-held entity, any person having a beneficial interest in Investor; or (4) any person for whom Investor is acting as agent or nominee in connection with this investment is a senior foreign political figure,1 or any immediate family2 member or close associate3 of a senior foreign political figure, as such terms are defined in the footnotes below.

(d)           Foreign Bank.  If Investor is affiliated with a non-U.S. banking institution (a “Foreign Bank”), or if Investor receives deposits from, makes payments on behalf of, or handles other financial transactions related to a Foreign Bank, Investor represents and warrants to the Company that: (1) the Foreign Bank has a fixed address, other than solely an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities; (2) the Foreign Bank maintains operating records related to its banking activities; (3) the Foreign Bank is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities; and (4) the Foreign Bank does not provide banking services to any other Foreign Bank that does not have a physical presence in any country and that is not a regulated affiliate.

6.9           Regulation S.  The Investor represents and warrants to the Company that:

(a)           No U.S. Offer. The Investor was not offered the Notes or Warrants in the United States;

(b)           Investor Outside U.S. at the time the buy-order for the Securities was originated, the Investor was outside the United States; and

(c)           Purchase for own Account. The Investor is purchasing the Securities for its own account and not on behalf of any U.S. Person (as defined in Regulation S) and a sale of the Securities has not been pre-arranged with a purchaser in the United States.

1 A “senior foreign political figure” is defined as a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.

2 “Immediate family” of a senior foreign political figure typically includes the figure’s parents, siblings, spouse, children and in-laws.

3 A “close associate” of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the senior foreign political figure.

7.           Indemnification.

(a)           Company Indemnification. The Company agrees to indemnify, hold harmless, reimburse and defend each Investor, and its officers, directors, agents, affiliates, members, managers, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon such Investor or any such person which results, arises out of or is based upon (i) any material misrepresentation by Company or breach of any representation or warranty by Company in this Agreement or in any exhibits or schedules attached hereto, or other agreement delivered pursuant hereto; or (ii) after any applicable notice and/or cure periods, any breach or default in performance by the Company of any covenant or undertaking to be performed by the Company hereunder, or any other agreement entered into by the Company and such Investor relating hereto.  Notwithstanding anything herein to the contrary, in no event shall the Company be liable to such Investor (in the aggregate) for more than the Purchase Price paid by such Investor.

(b)           Investor Indemnification. The Investor agrees to indemnify, hold harmless, reimburse and defend the Company, and its officers, directors, agents, affiliates, members, managers, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Company or any such person which results, arises out of or is based upon (i) any material misrepresentation by Investor or breach of any representation or warranty by Investor in this Agreement or in any exhibits or schedules attached hereto, or other agreement delivered pursuant hereto; or (ii) after any applicable notice and/or cure periods, any breach or default in performance by Investor of any covenant or undertaking to be performed by Investor hereunder, or any other agreement entered into by Investor and the Company relating hereto.  Notwithstanding anything herein to the contrary, in no event shall Investor be liable to the Company for more than the Purchase Price paid by such Investor.

8.           Miscellaneous

8.1           Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of the Securities).  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2           Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

8.3           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.4           Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to (a) in the case of the Company to Stratex Oil & Gas, Inc., 888 Seventh Ave., 12th Floor, New York, NY 10106. Attention: Stephen Funk, CEO, with a copy (which shall not constitute notice) to Meister Seelig & Fein, LLP, 140 East 45th Street, 2 Grand Central Tower, New York, NY 10017, Attention: Mitchell Lampert, Esq. or (b) in the case of each Investor, to the address as set forth on the signature page of such Investor attached hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

8.5           Finder’s Fees.  Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction.  The Company shall indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.6           Amendments and Waivers.  No provision of this Agreement may be amended or waived other than by an instrument in writing signed by the Company and the Required Investors (as defined below), and any amendment to any provision of this Agreement made in conformity with the provisions of this Section 8.6 shall be binding on all Investors and holders of Securities, as applicable.  “Required Investors” means Investors that purchase a majority of the aggregate principal amount of Notes to be sold at the Closing.

8.7           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.8           Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

8.9           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.10           Interpretation.  Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and (d) references to “hereunder” or “herein” relate to this Agreement.

8.11           Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Investors and the Company will be entitled to specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

8.12           Independent Nature of Investors’ Obligations and Rights.  The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any Other Investor, and no Investor shall be responsible in any way for the performance or non-performance of the obligations of any Other Investor under any Transaction Document.  Nothing contained herein or in any other Transaction Document, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any Other Investor to be joined as an additional party in any proceeding for such purpose.  Each Investor has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents.  For reasons of administrative convenience only, each Investor and its respective counsel have chosen to communicate with the Company through ___________ (“___”).  The Company has elected to provide all Investors with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Investors.

8.13           Fees and Expenses.  Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

9.           Additional Defined Terms.  In addition to the terms defined elsewhere in this Agreement, the Notes and the Warrants, the following terms have the meanings set forth in this Section 9:

9.1           “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

9.2           “Commission” means the United States Securities and Exchange Commission.

9.3           “Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any Convertible Security, Option or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

9.4           “Liens” means a lien, charge pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

9.5           “Material Adverse Effect” means (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date provided above.

STRATEX OIL & GAS, INC.

By:	/s/ Stephen Funk
Name: Stephen Funk
Title: CEO

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date provided above.

INVESTOR:

IF ENTITY:

Entity Name

By:
Name
Title

EIN:

IF INDIVIDUAL:

Name:

SS#:

Residency:

Address for Notices:

Email:

FAX:( ____ ) _____ - ________

Purchase Price: $
Principal Amount of Note: $
Conversion Shares:
Warrant Shares: